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                                                                  EXHIBIT 10.3.1

                                                   Keizersgracht 62-64
                                                   1015 CS Amsterdam
                                                   The Netherlands
                                                   Phone: 31(0)20 520 75 00
                                                   Fax: 31(0)20 520 75 10
E-mail:info@amsterdam.eurobc.nl

                                                   Bank Account no 54,91.12.332
                                                   Chamber of Commerce:
                                                   Amsterdam 33148590

                                      FAX

FOR        :    Mr A.F Tyde III

FAXNO.     :    + 1 415 701 7457

FROM       :    Euro Business Center

Our ref    :

DATE       :    17-9-99

PAGES      :    7

Please contact us if incomplete or illegible: Tel.: +31 20 520 7500 / Fax: +31 20 520 7510

Dear Mr Tyde,

Herewith we fax you the contract for office A101 and a102.

Yours sincerely,

EURO BUSINESS CENTER
       AMSTERDAM


/s/ John Milhado
John Milhado
Managing Director

                                 www.eurobc.nl
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THIS AGREEMENT is made this Friday 17 September 1999

BETWEEN:

(1) EURO BUSINESS CENTER at Keizersgracht 62-64, Amsterdam (hereinafter referred to as "EBC");

(2)  and Linuxcare, Inc. (hereinafter referred to as "the client").

Our ref.

WHEREAS:

(a) The business conducted by EBC consists of the provision of services for companies, by way of temporary office accommodation and facilities, including supervisory, administrative and secretarial services;

(b)  for the purposes of conducting its business activities as described under
     (a) above, EBC occupies premises situated at Keizersgracht 62-64, 97-99 and 106, in Amsterdam ("the premises");

(c) the client wishes to avail itself of said services in the manner, and under the terms and conditions, provided for in this Agreement.

IT IS AGREED AS FOLLOWS:

1.   (1)  EBC shall supply office A101 and A102 at Keizersgracht 106;

     (2) the client may use the offices as its registered office under the name of Linuxcare, Inc.;

     (3) the client shall not, without the prior written consent of EBC, employ or directly engage the services of any member of EBC's staff; each and any breach of this provision shall be subject to a penalty payment of Guilders 25,000.00 (twenty-five thousand Guilders);

     (4) the client agrees that it will conduct its business in such a way as not to interfere with the business activities of any other client or clients of EBC; the client further agrees to instruct its designated employees to act accordingly; the client shall not accept any collect calls and shall not make use of teleservices such as message services, teleplus services and conference calls;

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     (5)  the client indemnifies EBC against any claims by the client or by third parties in respect of damages suffered as a result of the client's failure to fulfil its obligations under sub-clause (4).

2. THIS AGREEMENT is entered upon for a period of 12 months and commencing on 1 October 1999 and therefore ending on 30 September 2000. If no written notice is received 3 months before the end of the contract, the contract will automatically be renewed with 12 months.

3. (1) The client is entitled to use the address of EBC as its mailing address on its stationery and other printed matter;

     (2) EBC shall arrange for incoming post, telephone, fax messages and other items which arrive at the premises for the client, to be delivered promptly to the client;

     (3) should the client so require, EBC shall arrange for the client's name and the telephone number accorded to it to be entered in the local (Amsterdam) and national telephone directories at cost; in this case, the client shall give timely written notice of its wishes to EBC;

     (4) the client is entitled to use the reception services operated by EBC at the Premises;

     (5)  besides the services described under Clause 1 (1) and Clause 3 (1) to
          (4), which are covered by the monthly service charge stated in Clause 4 (1) below, the client is also entitled to additional services to be provided by EBC;

     (6) the rights and services to which the client is entitled under the terms of this agreement are personal to the client and its designated employees, and such rights and services may not, without the prior written consent of EBC, be transferred or assigned to any third party.

4. (1) The client agrees to pay to EBC for the duration of this Agreement a general charge of Guilders 6,000.00 per month, including a private telephone and fax number(no and ), plus 17.5% VAT. Rent is payable three months in advance. Furthermore a deposit of Guilders 6,000.00 is required ;

     (2) the security deposit referred to in sub-clause of this Clause shall be repaid to the client within thirty days after termination of this Agreement, after receipt of all outstanding amounts due by the client to EBC;

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     (3)  the monthly payment stated in sub-clause (1) of this Clause may be increased twice-yearly by EBC, provided that a minimum of one calendar month notice is given in writing;

     (4) in addition, EBC shall render a Statement of any charge due for additional services provided to the client during the preceding month, and shall specify in such Statement any amounts due in respect of postal, fax and telephone expenses etc. incurred on behalf of the client during the same period. For prices we refer to our general documentation;

     (5) the client shall pay the amount reflected in the said Statement to EBC no later than seven days after the date of such Statement; this amount (including VAT) shall not exceed the sum paid as deposit. Should it reach the deposit figure, immediate payment must be made by cash, credit card or telephonic transfer, failing which EBC reserves the right to suspend all services until such time as payment in full has been received. The foregoing shall in no way invalidate the client's contractual obligations, which will remain in force in to notwithstanding.

     (6) The use of a meeting room one day a month is included in the rental price.

5. (1) The client agrees that EBC shall in no event be held liable for loss of, or damage to, any documents or other items resulting from services provided by the Dutch Post Office, courier service and/or other companies;

     (2) with reference to that stated in sub-clause (1) of this Clause, any insurance cover required by the client shall be arranged by the client at its own expense.

6.   The client is entitled to a key card for the front door of Keizersgracht
     106.

7. Clients of Euro Business Center are permitted to place their own nameplate in the lobby at Keizersgracht 106.

8. This agreement shall be interpreted and effected in accordance with the Laws of the Netherlands, and the parties hereto agree to adhere to the exclusive jurisdiction of the Court of Amsterdam.

9. All our offers, agreements and services, apply to the General Conditions of Euro Business Center as registered with the Chamber of Commerce in Amsterdam dated 12 May 1992.

The signature below certifies that a copy of these has been received, the contents duly noted,

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and that these Terms and Conditions are hereby accepted.

Signed at Friday 17 September 1999 (Please sign every page)

By:                                      By:

Jacqueline Welleman                      Arthur Tyde
Manager

                                         /s/ Arthur Tyde   9/27/99

For and on behalf of:                    For and on behalf of:

EURO BUSINESS CENTER                     Linuxcare, Inc.
 AMSTERDAM

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